As filed with the Securities and Exchange Commission on August 4, 2021

Registration No. 333-248860
Registration No. 333-166916
Registration No. 333-166914

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-248860
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-166916
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-166914

UNDER
THE SECURITIES ACT OF 1933

WEINGARTEN REALTY INVESTORS
(Exact name of registrant as specified in its charter)

Texas	74-1464203
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2600 Citadel Plaza Drive, Suite 125
Houston, Texas 77008
(713) 866-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Conor C. Flynn
Bruce Rubenstein, Esq.
Kimco Realty Corporation
500 North Broadway, Suite 201
Jericho, NY 11753
(516) 869-9000

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

David E. Shapiro, Esq.
Steven R. Green, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following registration statements on Form S-3ASR (the “Registration Statements”) of Weingarten Realty Investors, a Texas real estate investment trust (the “Company”):

•
File No. 333-248860, a registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 17, 2020, pertaining to the registration of an unspecified amount of debt securities, common shares of beneficial interest (“Company Common Shares”), preferred shares of beneficial interest, depositary shares and warrants;

•
File No. 333-166916, a registration statement filed with the SEC on May 6, 2010, pertaining to the registration of 1,327,608 Company Common Shares to be offered in connection with the potential redemption of Class A Partnership Units of WRI/Raleigh LP; and

•
File No. 333-166914, a registration statement filed with the SEC on May 6, 2010, pertaining to the registration of 115,313 Company Common Shares to be offered in connection with the potential redemption of Partnership Units of Markham West Shopping Center, L.P.

On August 3, 2021, pursuant to the Agreement and Plan of Merger, dated as of April 15, 2021 (the “Merger Agreement”), by and between Kimco Realty Corporation, a Maryland corporation (“Kimco”), and the Company, the Company merged with and into Kimco (the “Merger”), with Kimco surviving the Merger.  As a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Company has terminated the offerings of the Company’s securities pursuant to the Registration Statements.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but that remain unsold at the termination of the offerings, this post-effective amendment removes from registration any and all securities of the Company that were registered under the Registration Statements and remain unsold at the termination of the offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Jericho, state of New York, on August 4, 2021.

KIMCO REALTY CORPORATION
(as successor by merger to Weingarten Realty Investors)

By:	/s/ Glenn G. Cohen
Name:	Glenn G. Cohen
Title:	Chief Financial Officer

*            Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.

[Signature Page to Post-Effective Amendment on Form S-3ASR]